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MAIN STREET TRUST, INC.

QUESTIONS AND ANSWERS
ABOUT THE OFFER OF
MAIN STREET TRUST, INC.
TO PURCHASE FOR CASH UP TO 1,400,000 SHARES
OF ITS COMMON STOCK AT A PURCHASE PRICE OF
$30.00 PER SHARE

August 11, 2003

QUESTIONS AND ANSWERS ABOUT THE OFFER OF
MAIN STREET TRUST, INC.
TO PURCHASE ITS STOCK

        The following information is designed to answer frequently asked questions about the offer by Main Street Trust, Inc. to purchase up to 1,400,000 shares of its common stock. Shareholders are referred to the Offer to Purchase and Letter of Transmittal for a detailed description of the terms and conditions of the offer.

Q.
What is this Offer to Purchase?

A.
Main Street Trust, Inc. is inviting its shareholders to tender shares of its common stock, $0.01 par value per share (the "Shares"), at a price of $30.00 per Share in cash upon the terms and subject to the conditions set forth in its Offer to Purchase, dated August 11, 2003, and in the enclosed Letter of Transmittal.

  Main Street Trust is making this offer because its management believes that, given the current market price of the Shares, the purchase of the Shares on the terms and conditions outlined in the Offer to Purchase is an attractive investment for Main Street Trust and will help it to utilize more effectively its capital base and maximize shareholder value. This offer will provide liquidity to Main Street Trust's shareholders by giving them an opportunity to sell all or part of their investment in Shares on potentially more favorable terms than would otherwise be available in the financial markets.

Q.
What is the market price for Main Street Trust common stock in relation to the purchase price in this offer?

A.
The purchase price in this offer will be $30.00 per Share. On August 1, 2003, the closing price for the Shares on the OTC Bulletin Board was $28.50 per share on volume of 600 shares. We encourage you to obtain current market quotations for Main Street Trust common stock prior to making a decision regarding the offer. The trading symbol for Main Street Trust common stock is "MSTI.OB."

Q.
What will happen if more than 1,400,000 Shares are tendered?

A.
In the event more than 1,400,000 Shares are tendered, Shares tendered will be acquired by Main Street Trust (a) first from any shareholder who owned, beneficially or of record as of the expiration date of the offer, an aggregate of fewer than 100 Shares and who validly tenders all of his or her Shares, and (b) then from all other tendering shareholder subject to proration as described in the Offer to Purchase. We reserve the right to purchase additional shares up to 2.0% of the outstanding shares of common stock, subject to applicable legal requirements.

Q.
How do I tender my Shares?

A.
If you hold your Shares in certificate form, you must return a properly completed Letter of Transmittal (the blue form) and any other documents required by the Letter of Transmittal, together with the certificates for the Shares being tendered, to the depositary, BankIllinois, which must be received by them by 5:00 p.m. Eastern time on September 15, 2003.

Q.
How do I tender my Shares if my Shares are held by my broker?

A.
If your Shares are registered in street name with a broker, dealer, commercial bank, trust company or other nominee, you will need to contact your broker, bank or other nominee and instruct the nominee to make the tender of your Shares for you. Note: you cannot tender your Shares using the Letter of Transmittal even though you may have received one for your information.

  If you are a broker and are tendering Shares in book-entry form for your customers, you must comply with the book-entry delivery procedure described in Section 2 of the Offer to Purchase.

Q.
What do I do if I have lost my certificates, or if they have been mutilated, destroyed or stolen, but I still want to tender them?

A.
You should indicate that the certificates have been lost on the face of the Letter of Transmittal, and deliver the Letter of Transmittal to the depositary after otherwise properly completing and duly executing it. You should also complete the box captioned "Affidavit For Lost Stock Certificate(s)" on the Letter of Transmittal.

Q.
Do I have to sell my stock to Main Street Trust?

A.
No. No shareholder is required to tender any stock.

Q.
What happens if I do not tender my stock to Main Street Trust to purchase?

A.
Nothing will happen if you do not tender any or all of your Shares. Your Shares will remain outstanding without a change in the terms or ownership rights. You will continue to own the same number of Shares without any adjustment, and you will continue to receive the same dividend and voting rights. However, because Main Street Trust will purchase up to 1,400,000 of its outstanding Shares, the percentage of the outstanding stock which you own will increase because the number of outstanding Shares will be reduced.

  It is possible that at some time following the completion of the offer Main Street may make a special cash dividend to its shareholders in amounts in excess of its recent quarterly dividends. In addition, Main Street Trust intends to continue to explore alternative strategic uses for its capital, both during and after the offer, which may include the acquisition of one or more bank holding companies or financial institutions.

  Shareholders who tender all of their shares in the offer will not be able to participate in any dividends declared by Main Street Trust's Board of Directors after the completion of the offer or any benefits derived by its shareholders from other strategic uses of its capital. Shareholders who do not tender their shares in this offer and shareholders who otherwise retain an equity interest in Main Street Trust (including as a result of a partial tender of their shares, or a proration of shares tendered in the offer or a conditional tender the condition for which was not satisfied) will continue to be shareholders of Main Street Trust with the attendant risks and rewards associated with owning the equity securities of Main Street Trust, including the ability to participate to the extent of their continued shareholdings in any dividends following the offer and the risks and rewards, if any, associated with any strategic transaction consummated following the offer.

Q.
What if the terms of the offer change?

A.
In the event the expiration date is extended or if the terms of the offer are materially changed, Main Street Trust will generally give notice of the change. For a period of at least 5 business days, and under certain circumstances at least 10 business days, from the notice to shareholders of the extension or change, you will be able to change or withdraw your tender.

Q.
Is there any brokerage commission?

A.
No. Main Street Trust will purchase stock directly from each shareholder at the purchase price without the use of a broker. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares.

Q.
Can I change or cancel my tender?

A.
You may increase or decrease the number of Shares indicated in the Letter of Transmittal or withdraw it entirely up until 5:00 p.m., Eastern time on September 15, 2003. If you desire to change or withdraw your tender, you are responsible to make certain that a valid withdrawal is received by the September 15, 2003 deadline. Except as discussed in the Offer to Purchase, tenders are irrevocable after the September 15, 2003 deadline.

Q.
Can you summarize the process by which Shares are validly tendered?

A.
Generally, for certificated Shares you must complete the Letter of Transmittal (the blue form) as follows:

•
List the certificates and the number of Shares that you are tendering in the box captioned "Description of Shares Tendered".

•
If you want to give us special payment instructions, complete the box captioned "Special Payment Instructions".

•
If you want to give us special delivery instructions, complete the box captioned "Special Delivery Instructions".

•
If you are an odd lot holder with less than 100 Shares who is tendering all your Shares, complete the box captioned "Odd Lots".

•
If you want to make a conditional tender of Shares, complete the box captioned "Conditional Tenders".

•
If your Shares are being delivered by book-entry, complete the box captioned "Box Below for Use By Eligible Institutions Only".

•
Complete the substitute Form W-9 to certify your tax identification number.

•
Sign the Letter of Transmittal in the box captioned "Sign Here" (in certain circumstances, signatures must be guaranteed in this box).

        To validly tender your Shares, you must either deliver your Share certificates or comply with the book-entry delivery requirements. See Section 2 of the Offer to Purchase. These documents must be received by the depositary no later than 5:00 p.m., Eastern time, on September 15, 2003.

        If you are tendering Shares held by a broker, commercial bank, trust company or other nominee, you must complete the "Instruction Form for Shares Held by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees" (the purple form) as follows:

  •
  Indicate the number of Shares you want tendered by the broker, commercial bank, trust company or other nominee.

  •
  If you are an odd lot holder with less than 100 Shares who is tendering all your Shares, complete the box captioned "Odd Lots".

  •
  If you want to make a conditional tender of Shares, complete the box captioned "Conditional Tenders".

  •
  Sign the Instruction Form and complete the address, phone number, date and tax identification number information.

  •
  Complete the substitute Form W-9 (at the end of the Letter of Transmittal, the blue form) to certify your tax identification number.

  •
  Forward the Instruction Form and substitute Form W-9 to the broker, commercial bank, trust company or other nominee in ample time to allow a tender on your behalf on or before the expiration date of the offer. Please see Section 2 of the Offer to Purchase and the Letter of Transmittal for more details about how to tender your Shares.

        If you want to tender your Shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your Shares, if all of the following conditions are satisfied:

  (1)
  the tender is made by or through an eligible institution, as defined in Instruction 1 in the Letter of Transmittal;

  (2)
  the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery (the gray form) in the form provided with the Offer to Purchase, including (where required) signature guarantees by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

  (3)
  all of the following are received by the depositary within three OTC Bulletin Board trading days after the date of receipt by the depositary of the Notice of Guaranteed Delivery:

  (i)
  one of (a) the certificates for the Shares or (b) a confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer described above,

  (ii)
  one of (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent's message as described in the Offer to Purchase and Letter of Transmittal in the case of a book-entry transfer; and

  (iii)
  any other documents required by the Letter of Transmittal.

Q.
Is Main Street Trust making any recommendation as to whether shareholders should tender their Shares?

A.
Neither Main Street Trust nor its Board of Directors makes any recommendation to any shareholder as to whether to tender all or any Shares. Directors, officers and employees of Main Street Trust who own Shares are permitted to participate in this offer on the same basis as our other shareholders. Directors and executive officers of Main Street Trust have indicated they are considering tendering between 150,000 and 350,000 Shares in the offer in order to diversify their individual investment portfolios. Each shareholder must make his or her own decision as to whether to tender Shares and, if so, how many Shares to tender and at what price.

Q.
How can I get more information?

A.
If you have any questions, please call the stock transfer department of BankIllinois, our information agent for the offer, at (800) 500-9891, from 8:30 a.m. – 4:00 p.m., Central time, Monday through Friday.

        This brochure is neither an Offer to Purchase nor a solicitation of an offer to sell securities. The offer to purchase the stock of Main Street Trust is made only by the Main Street Trust Offer to Purchase document dated August 11, 2003 and the accompanying Letter of Transmittal.

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QUESTIONS AND ANSWERS ABOUT THE OFFER OF MAIN STREET TRUST, INC. TO PURCHASE ITS STOCK